Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 2, 2007 relating to the consolidated financial statements of BreitBurn Energy Partners L.P., which appears in BreitBurn Energy Partners L.P.'s Annual Report on Form 10-K for the year ended December 31, 2006.

/s/PricewaterhouseCoopers LLP
Los Angeles, CA
February 11, 2008